                                                             Exhibit 99 (4) (l)

                             SUB-ADVISORY AGREEMENT

     Agreement dated as of April 1, 2006 between UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. ("UBS Global Americas"), a Delaware corporation, and MARSICO CAPITAL MANAGEMENT, LLC ("Sub-Adviser"), a Delaware limited liability corporation (the "Agreement").

                                    RECITALS

     (1) UBS Global Americas has entered into a Management Agreement dated April 1, 2006 ("Management Agreement") with UBS PACE Select Advisors Trust (formerly known as Managed Accounts Services Portfolio Trust ("Trust")), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to UBS PACE LARGE CO GROWTH EQUITY INVESTMENTS ("Portfolio");

     (2) UBS Global Americas desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global Americas and the Portfolio; and

     (3) The Sub-Adviser is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, UBS Global Americas and the Sub-Adviser agree as follows:

     1. APPOINTMENT. UBS Global Americas hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES AS SUB-ADVISER.

     (a) Subject to the supervision and direction of the Trust's Board of Trustees (the "Board") and review by UBS Global Americas, and any written guidelines adopted by the Board or UBS Global Americas, the Sub-Adviser will provide a continuous investment program for all or a designated portion of the assets ("Segment") of the Portfolio, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment. The Sub-Adviser will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment. The Sub-Adviser understands that the Portfolio's assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended ("Code"). The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement").

     (b) The Sub-Adviser agrees that it will not consult with any other sub-adviser ("Other Sub-Adviser") for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including
(i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

     (c) The Sub-Adviser agrees that, in placing orders with brokers selected at the discretion of the Sub-Adviser, it will seek the best net result in terms of price and execution; provided that, on behalf of the Portfolio, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio and its other clients and that the total commissions will be reasonable in relation to the value of research and brokerage services provided by the brokers to the Sub-Adviser and its clients. In no instance will portfolio securities be purchased from or sold to UBS Global Americas or the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS Global Americas recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

     Subject to the Sub-Adviser's obligations to seek best execution, UBS Global Americas agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio or Segment and the Trust with any broker-dealer deemed to be an affiliate of the Sub-Adviser (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with applicable law, including Rule 17e-1 under the 1940 Act. UBS Global Americas hereby consents to the Sub-Adviser's use of an affiliated broker to effect transactions for the Portfolio and the Trust on an exchange under Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (including any applicable exemptions and administrative interpretations set forth in Part II of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")). In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global Americas, the Series or the Trust. UBS Global Americas is aware that the affiliation between the Sub-Adviser and an Affiliated Broker-Dealer could give the Sub-Adviser an indirect interest in brokerage commissions received by the Affiliated Broker-Dealer, creating a potential conflict of interest.

     UBS Global Americas further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the "Cross Transactions") on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the

Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally. UBS Global Americas, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities.

     (d) The Sub-Adviser will maintain all books and records required to be maintained pursuant to Rule 31a-1(b)(2)(ii), (3), (5), (6), (7), (9) and (10)
under the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions by the Sub-Adviser on behalf of the Portfolio or Segment, and will furnish the Board and UBS Global Americas with such periodic and special reports as the Board or UBS Global Americas reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Portfolio and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Portfolio upon request by the Trust (provided that the Sub-Adviser may retain copies of all records for its own records).

     (e) At such times as shall be reasonably requested by the Board or UBS Global Americas, the Sub-Adviser will provide the Board and UBS Global Americas with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS Global Americas any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

     (f) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all portfolio securities in the Portfolio or Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

     3. FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement and with the written instructions and written directions of the Board and UBS Global Americas; and will comply with the requirements of the 1940 Act, and the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio. UBS Global Americas agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, written instructions and directions of the Board and UBS Global Americas, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; and further agrees to identify to the

Sub-Adviser in writing any broker-dealers that are ,affiliated with UBS Global Americas (other than UBS Financial Services, Inc.).

     4. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global Americas, such as, without limitation, the costs of executing any transaction for the Trust or the Portfolio.

     5. COMPENSATION.

     (a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global Americas, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of 0.30% of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser's Segment. No statement in this Agreement or any document constitutes a representation by the Sub-Adviser regarding the rate of growth or return of the Portfolio or Segment. Neither the Sub-Adviser nor any of its officers, directors or employees make any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Portfolio or Segment, or that it will perform comparably with any standard or index, including the performance of other clients of Sub-Adviser.

     (b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

     (c) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

     6. LIMITATION OF LIABILITY.

     (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global Americas in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     (b) In no event will the Sub-Adviser have any responsibility for any other series of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any other sub-adviser to the Trust or Portfolio.

     In particular, in the event the Sub-Adviser shall manage only a portion of the Portfolio's investments, the Sub-Adviser shall have no responsibility for the Portfolio's being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate "regulated investment company" under the Code.

     Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

     7. REPRESENTATIONS OF SUB-ADVISER AND/OR UBS GLOBAL AMERICAS. The Sub-Adviser or, where applicable, UBS Global Americas, represents, warrants and agrees as follows:

     (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global Americas of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide UBS Global Americas and the Board with a copy of such code of ethics, together with evidence of its adoption. Within a reasonable time after the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global Americas that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS Global Americas, the Sub-Adviser shall permit UBS Global Americas, its employees or its agents to examine the reports required to be made pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser's code of ethics.

     (c) The Sub-Adviser has provided UBS Global Americas with a copy of its Form ADV, as most recently filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments to UBS Global Americas at least annually.

     (d) The Sub-Adviser will notify UBS Global Americas of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

     (e) UBS Global Americas represents that it has received a copy of the Sub-Adviser's Form ADV. UBS Global Americas and the Sub-Adviser agree that neither of them nor any of their affiliates, will in any way refer directly or indirectly to their relationship with one another or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the other, which consent will be promptly provided and not unreasonably withheld. UBS Global Americas consents to the Sub-Adviser's listing of UBS Global Americas and the Trust and Portfolio in standard client lists disclosed by the Sub-Adviser.

     8. SERVICES NOT EXCLUSIVE. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. The Sub-Adviser may provide investment advice to other clients that may differ from its advice to the Portfolio or Segment. The Sub-Adviser, its clients, or its affiliates may engage in transactions that differ from or conflict with the transactions undertaken on behalf of the Portfolio or Segment, subject to any restrictions under applicable law or this Agreement.

     9. DURATION AND TERMINATION.

     (a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio's outstanding voting securities, unless UBS Global Americas has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio's outstanding voting securities.

     (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

     (c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global Americas: (i) upon 120 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global Americas, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Portfolio. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days' written notice to UBS Global Americas. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement, as it relates to this Portfolio.

     10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio's outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

     11. GOVERNING LAW. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     12. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

     13. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global Americas upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to UBS Global Americas will be sent to the attention of its General Counsel. All notices provided to the Sub-Adviser will be sent to the attention of Mary Watson, Chief Operations Officer.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                        UBS GLOBAL ASSET
                                        MANAGEMENT (AMERICAS) INC.
                                        51 West 52nd Street
                                        New York, New York 10019-6114

Attest:


By: /s/ Eric Sanders                    By: /s/ Keith A. Weller
    ---------------------------------       ------------------------------------
    Name: Eric Sanders                      Name: Keith A. Weller
    Title: Director                         Title: Executive Director


                                        MARSICO CAPITAL MANAGEMENT, LLC

Attest:


By: /s/ Thomas M. J. Kerwin             By: /s/ Christopher J. Marsico
    ---------------------------------       ------------------------------------
    Name: Thomas M. J. Kerwin               Name: Christopher J. Marsico
    Title: General Counsel                  Title: President